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EXHIBIT 10.3

        FORM OF TAX SHARING AGREEMENT, dated as of                         (the "Agreement"), between Kerr-McGee Corporation, a Delaware corporation ("Distributing") and Tronox Incorporated ("Tronox"), a Delaware corporation. To the extent not defined herein, all defined terms shall have the same meaning as in the Master Separation Agreement (as hereinafter defined).

Introduction

        WHEREAS, as of the date hereof, Distributing is the common parent of an affiliated group of domestic corporations, including Tronox, which has elected to file consolidated federal income tax returns;

        WHEREAS, the board of directors of Distributing has determined that it would be in the best interests of Distributing and its shareholders to separate the Tronox Business (as hereinafter defined) from Distributing;

        WHEREAS, the boards of directors of Distributing and Kerr-McGee Worldwide Corporation have determined to contribute to Tronox Worldwide LLC certain entities engaged in the Tronox Business and to contribute Tronox Worldwide LLC to Tronox (the "Contribution");

        WHEREAS, the board of directors of Distributing expects to distribute (the "Distribution") all the outstanding shares of Class B common stock of Tronox to the shareholders of Distributing;

        WHEREAS, prior to the Distribution, Tronox will issue to the public shares of Class A common stock of Tronox which, when issued, will constitute all of the outstanding shares of Tronox's Class A common stock (the "IPO");

        WHEREAS, Distributing and Tronox intend that the Contribution qualify as a tax-free transfer under Sections 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Distribution qualify as a pro rata or non-pro rata tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code;

        WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding (i) future adjustments with respect to Taxes, Tax Contests and other related Tax matters and (ii) current Tax liabilities that arise as a result of the activities of the parties prior to the IPO and restructuring activities undertaken to implement the separation and Distribution;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

        "Claims Court Litigation" means the litigation that is currently pending in the United States Court of Federal Claims, docket number 05-5T relating to the question of capitalization versus deductibility of certain environmental clean-up expenditures with respect to the contamination of the refining sites in Cushing and Cleveland, Oklahoma.

        "Claims Court Related Tax Adjustment" means, with respect to any Pre-Deconsolidation Period, and as computed separately for each Tax, the net increase in each such Tax equal to the sum of all adjustments made after the Deconsolidation Date with respect to each such Tax for each such Pre-Deconsolidation Period that are made pursuant to a Final Determination in a Tax Contest involving the same or similar factual and legal issues that are at issue in the Claims Court Litigation.

        "Claims Court Related Tax Benefit" means (i) 100% of any Tax refund received in the Claims Court Litigation or any Tax Contest related to a Pre-Deconsolidation Period involving the same or similar factual and legal issues that are at issue in the Claims Court Litigation and (ii) any deduction, amortization, exclusion from income, or other allowance (including a loss or reduced gain recognized upon a sale of an asset) that actually reduces in cash the amount of Tax that a member of the Tronox Group would have been required to pay in a Post-Deconsolidation Period (or actually increases in cash the amount of any Tax refund to which a member of the Tronox Group would have been entitled in a Post-Deconsolidation Period) in the absence of any basis increase resulting from a Final Determination in the Claims Court Litigation or in a Tax Contest related to a Pre-Deconsolidation Period involving the same or similar factual and legal issues that are at issue in the Claims Court Litigation.

        "Code" means the Internal Revenue of Code of 1986, as amended.

        "Combined Tax" means any income or franchise Tax (whether measured by income or capital) payable to any state, local or foreign taxing jurisdiction in which any member of the Tronox Group has filed or will file a Return with a member of the Distributing Group on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

        "Combined Tax Return" means any Return with respect to a Combined Tax.

        "Controlling Party" means, except as provided for in Section 4.06 hereof, Distributing or any other member of the Distributing Group, or Tronox or any other member of the Tronox Group, as the case may be, that filed or, if no Return has been filed, was required to file, a Return that is subject to a Tax Contest, or any successor and/or assign of any of the foregoing, provided that any Combined Tax Return filed by Kerr-McGee Worldwide Corporation with a Taxing Authority in Mississippi shall be deemed to be a Return filed by Tronox and therefore Tronox shall be the Controlling Party with respect to any Tax Contest related to any such Return. For the avoidance of doubt, with the exception of Returns filed in Mississippi and subject to Section 4.06 hereof, the company that actually filed any Federal Tax Return or Combined Tax Return (or any successor or assign of such company) shall be the Controlling Party.

        "Deconsolidation Date" means, for purposes of this Agreement, the first date on which Distributing and Tronox are no longer permitted to file Returns on a consolidated or combined basis, determined on a Tax jurisdiction by Tax jurisdiction basis.

        "Distributing Business" means the businesses conducted by Distributing and its subsidiaries other than the Tronox Business.

        "Distributing Consolidated Group" means Distributing and each direct and indirect subsidiary, including members of the Tronox Group, that is eligible to join Distributing or any other member of the Distributing Group in the filing of a consolidated Federal Tax Return or a Combined Tax Return.

        "Distributing Group" means, at any time, Distributing and each of its direct and indirect subsidiaries other than those subsidiaries that are members of the Tronox Group.

        "Distributing Tax Adjustment" means, with respect to any taxable period or portion thereof, and as computed separately for each Tax, the net increase in each such Tax equal to the sum of all adjustments made pursuant to a Final Determination after the Deconsolidation Date with respect to each such Tax for each such taxable period or portion thereof that are attributable to the Distributing Business; provided, however, that any adjustment comprising a Restructuring Adjustment shall not be considered in determining the amount of any Distributing Tax Adjustment.

        "Distributing Tax Benefit" means, with respect to any taxable period or portion thereof, and as computed separately for each Federal Tax and Combined Tax, the net decrease in each Tax equal to the sum of all adjustments made pursuant to a Final Determination after the Deconsolidation Date with respect to each such Tax for each such taxable period or portion thereof that are attributable to the Distributing Business; provided, however, that the amount of any Distributing Tax Benefit shall not exceed the amount that the actual Tax liability for the Tronox Group for the relevant taxable period is actually reduced by the adjustments made pursuant to such Final Determination; provided further, however, that any adjustment comprising a Restructuring Adjustment shall not be considered in determining the amount of any Distributing Tax Benefit. For purposes of the foregoing, if an adjustment that would otherwise constitute a Distributing Tax Benefit is not considered a Distributing Tax Benefit because the Tax liability of the Tronox Group is not actually reduced as a result of such adjustment, such adjustment shall be carried-forward and shall constitute a Distributing Tax Benefit at the time (and to the extent) that the Tax liability of the Tronox Group is actually reduced as a result of such prior adjustment. For purposes of determining when an adjustment described in the preceding sentence actually reduces the Tax liability of the Tronox Group, the Tronox Group shall be deemed to use all Tax Assets of the Tronox Group prior to such adjustment.

        "Distribution Date" means the date on which the Distribution is effected.

        "Federal Tax" means any Tax imposed under Subtitle A of the Code with respect to which any member of the Tronox Group has filed or will file a consolidated Return with a member of the Distributing Group.

        "Federal Tax Return" means any Return with respect to a Federal Tax.

        "Final Determination" means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made, (ii) a closing agreement made under Section 7121 of the Code or any comparable provision of state, local or foreign law, (iii) a final disposition by any Taxing Authority of a claim for refund or (iv) any other written agreement relating to an adjustment between any Taxing Authority and any Controlling Party the execution of which is final and prohibits such Taxing Authority or the Controlling Party from seeking any further legal or administrative remedies with respect to such adjustment.

        "Group" means the Distributing Group or the Tronox Group, as the context requires.

        "Independent Third Party" means a nationally recognized law firm or any of the following firms or their successors: Ernst & Young, KPMG, Deloitte & Touche and PricewaterhouseCoopers.

        "Interested Party" means, except as provided in Section 4.06 hereof, Distributing or Tronox (including any successor and/or assign of any of the foregoing), as the case may be, to the extent (i) such person or a member of such person's Group is not a Controlling Party with respect to a Tax Contest and (ii) such person or a member of such person's Group (A) may be liable for, or required to make, any indemnity payment, reimbursement, tax sharing payment or other payment pursuant to this Agreement with respect to such Tax Contest or (B) may be entitled to receive any indemnity payment, reimbursement, tax sharing payment or other payment pursuant to this Agreement with respect to such Tax Contest.

        "Master Separation Agreement" means the Master Separation Agreement, dated as of            , among Distributing, Kerr-McGee Worldwide Corporation and Tronox.

        "Post-Deconsolidation Period" shall mean (i) a taxable period that begins after the Deconsolidation Date and (ii) the portion beginning after the Deconsolidation Date of any taxable period that includes (but does not end on) the Deconsolidation Date.

        "Pre-Deconsolidation Period" means (i) any taxable period that ends on or before the close of the Deconsolidation Date and (ii) the portion ending on the close of the Deconsolidation Date of any taxable period that includes (but does not end on) the Deconsolidation Date.

        "Restructuring Adjustment" means, with respect to any taxable period or portion thereof, and as computed separately for each Tax, the net increase in each such Tax equal to the sum of all adjustments made pursuant to a Final Determination with respect to each such Tax for each such taxable period or portion thereof that are attributable to any Restructuring Transaction.

        "Restructuring Transaction" means any transaction undertaken to effectuate the separation of Distributing's existing businesses into two independent businesses other than the Distribution.

        "Restructuring Tax" means any Tax incurred as a result of any Restructuring Transaction which in the judgment of the parties is currently required to be taken into account in determining the tax liability of any member of the Distributing Group or Tronox Group for any Pre-Deconsolidation Period.

        "Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

        "Tax" means any income, gross income, gross receipts, profits, capital, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, real property, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

        "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other loss, credit or tax attribute that could be carried forward or back to reduce any Tax liability (including, without limitation, deductions and credits relating to alternative minimum taxes).

        "Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

        "Tax Contest" means an audit, review, examination, assessment, deficiency or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

        "Tax Packages" mean one or more packages of information that are (i) reasonably necessary for the purpose of preparing Returns of the Distributing Consolidated Group with respect to any tax period in which the information is relevant, and (ii) completed in all material respects in accordance with the standards that Distributing has established for its subsidiaries.

        "Tiwest JV Entities" means the Tiwest Joint Venture, Tiwest Sales Pty. Ltd. and Tiwest Pty. Ltd.

        "Transition Services Agreement" means the Transition Services Agreement, dated as of            , among Distributing, Kerr-McGee Worldwide Corporation and Tronox.

        "Tronox Business" means the business of producing and marketing inorganic industrial chemicals (including titanium dioxide pigment) and heavy minerals conducted by the Tronox Group, together with the businesses previously conducted by members of the Tronox Group.

        "Tronox Combined Tax Liability" means, with respect to any taxable year, except with respect to any Combined Tax Return filed in a Combined Add-Up State (as defined below) an amount determined, on a Combined Tax Return by Combined Tax Return basis, by dividing the total Combined Tax liability reflected on such Return into two segments in proportion to the Distributing Group's and the Tronox Group's relative contribution, if any, to the apportionment factor relevant to such Combined Tax liability. For purposes of the foregoing, the Distributing Group's and the Tronox Group's relative contribution, if any, to an apportionment factor shall be determined by Distributing in good faith and in a manner consistent with the past practices of Distributing and Tronox that have been used in determining apportionment factors. In the case of any jurisdiction in which Combined Taxes are calculated by first determining the taxable income

(or loss) of each member of the combined group and then adding each separate company calculation to determine the group's total Combined Tax liability (a "Combined Add-Up State"), the amount of the Tronox Combined Tax Liability with respect to such jurisdiction shall be calculated based on the product of the Tronox Group's income or loss and the separate apportionment factors (property, payroll and sales) for each member of the Tronox Group, unless such amount is determined pursuant to another allocation method mandated by a specific jurisdiction. For purposes of the preceding sentence, the apportionment factors shall be determined for each taxable period.

        "Tronox Federal Tax Liability" means, with respect to any taxable year, the sum of the Tronox Group's Federal Tax liability and any interest, penalties and other additions to Tax for such taxable year, computed as if the Tronox Group were not and never were part of the Distributing Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated United States federal income tax return pursuant to Section 1501 of the Code; provided, however, that transactions between members of the Tronox Group and members of the Distributing Group shall, so long as Tronox is a member of the Distributing Consolidated Group, be reflected in accordance with the consolidated return regulations governing intercompany transactions. Such computation shall be made (i) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Distributing Group, (ii) by taking into account any Tax Asset of the Tronox Group in accordance with Section 3.02(d) hereof, (iii) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the Tronox Group, but without regard to any such carryforwards from a Tax period (or portion thereof) ending on or before the date hereof and arising solely due to treating the Tronox Group as if it were never part of the Distributing Consolidated Group, (iv) as though the highest rate of tax specified in Section 11(b) of the Code were the only rate set forth in that section of the Code, (v) reflecting positions, elections and accounting methods used by Distributing in preparing the relevant Federal Tax Return for the Distributing Consolidated Group and (vi) as though Tronox Worldwide LLC were a corporation rather than a disregarded entity for all taxable periods. For purposes of the foregoing, the Tronox Federal Tax Liability shall not include any Restructuring Taxes.

        "Tronox Group" means (i) prior to the Contribution, (A) Tronox Worldwide LLC and each of its direct and indirect subsidiaries, (B) KM (Luxembourg) Holdings Sarl and its direct and indirect subsidiaries, (C) Kerr-McGee B.V. and its subsidiary, (D) Kerr-McGee Finance (Curacao) N.V., (E) KM Denmark International ApS and its direct and indirect subsidiaries and (F) the Tiwest JV Entities and (ii) after the Contribution, Tronox and each of its direct and indirect subsidiaries and the Tiwest JV Entities.

        "Tronox Tax Adjustment" means, with respect to any taxable period or portion thereof, and as computed separately for each Tax, the net increase in each such Tax equal to the sum of all adjustments made pursuant to a Final Determination after the Deconsolidation Date with respect to each such Tax for each such taxable period or portion thereof that are attributable to the Tronox Business; provided, however, that any adjustment comprising a Restructuring Adjustment shall not be considered in determining the amount of any Tronox Tax Adjustment.

        "Tronox Tax Benefit" means, with respect to any taxable period or portion thereof, and as computed separately for each Federal Tax and Combined Tax, the net decrease in each such Tax equal to the sum of all adjustments made pursuant to a Final Determination after the Deconsolidation Date with respect to each such Tax for each such taxable period or portion thereof that are attributable to the Tronox Business; provided, however, that the amount of any Tronox Tax Benefit shall not exceed the amount that the actual Tax liability for the Distributing Consolidated Group for the relevant taxable period is actually reduced by the adjustments made pursuant to such Final Determination; provided further, however, that any adjustment comprising a Restructuring Adjustment shall not be considered in determining the amount of any Tronox Tax Benefit. For purposes of the foregoing, if an adjustment that would otherwise constitute a Tronox Tax Benefit is not considered a Tronox Tax Benefit because the Tax liability of the Distributing Consolidated Group is not actually reduced as a result of such adjustment, such adjustment shall be carried-forward and shall constitute a Tronox Tax Benefit at the time (and to the extent) that the Tax liability of the Distributing

Consolidated Group is actually reduced as a result of such prior adjustment. For purposes of determining when an adjustment described in the preceding sentence actually reduces the Tax liability of the Distributing Consolidated Group, the Distributing Consolidated Group shall be deemed to use all Tax Assets of the Distributing Group prior to such adjustment.

ARTICLE II

ADMINISTRATIVE AND COMPLIANCE MATTERS

SECTION 2.01    Sole Tax Sharing Agreement.    Any and all existing tax sharing agreements or arrangements, written or unwritten, between any member of the Distributing Group and any member of the Tronox Group shall be terminated as of the date of this Agreement. As of the date of this Agreement, neither the members of the Distributing Group nor the members of the Tronox Group shall have any further rights or liabilities under any such pre-existing tax sharing agreement or arrangement, and this Agreement shall be the sole tax sharing agreement or arrangement between the members of the Distributing Group and the members of the Tronox Group.

SECTION 2.02    Designation as Agent.    Each member of the Tronox Group hereby irrevocably authorizes and designates Distributing as its agent, coordinator and administrator for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitations) necessary or incidental to (i) the filing of any Federal Tax or Combined Tax Return (including any amended Return), (ii) the claiming of any refund, credit or offset of Federal Tax or Combined Tax (even where an item or Tax Asset giving rise to any such refund, credit or offset arises in a Post-Deconsolidation Period), (iii) the control of any proceeding and (iv) the making of any payments to, or collecting refunds from, any Taxing Authority, in each case relating only to Federal Taxes or Combined Tax for any Pre-Deconsolidation Period. Distributing covenants to Tronox that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

SECTION 2.03    Pre-Deconsolidation Period Returns.

a)    Preparation of Returns.    Distributing shall prepare, in accordance with applicable law, the Federal Tax Return and Combined Tax Returns of the Distributing Consolidated Group for all Pre-Deconsolidation Periods. Distributing shall have the right with respect to such Returns to determine (i) the manner in which such Returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested and (iii) the elections that will be made by any member of the Distributing Group or the Tronox Group. Distributing shall consult with representatives of Tronox in exercising its rights set forth in the preceding sentence. Any Return with respect to a Pre-Deconsolidation Period, other than the Federal Tax Return and Combined Tax Returns, shall be prepared by the party required to file such Return under applicable law.

b)    Delivery of Tax Packages.    No later than July 15, 2006, Tronox shall prepare and deliver to Distributing Tax Packages that include information of the Tronox Group for any taxable period in which a member of the Tronox Group files Federal Tax Returns or Combined Tax Returns with a member of the Distributing Group, provided that if any Combined Tax Return is required to be filed (taking into account available extensions) on or prior to September 15, 2006, Tronox shall prepare and deliver Tax Packages to Distributing no later than 60 days prior to the due date for filing such Return.

c)    Allocation.    Distributing may, at its option, elect and Tronox shall join Distributing (if necessary) in electing to ratably allocate items (other than extraordinary items) of the Tronox Group in accordance with the relevant provisions of Treasury Regulation Section 1.1502-76 and any comparable provision of state, local or foreign law. If Distributing exercises its option to make such an election, each member of the Tronox Group shall provide a statement stating its consent to such election as required under applicable regulations.

d)    Post-Deconsolidation Period Returns of the Tronox Group.    Subject to the provisions of the Transition Services Agreement, Tronox shall be solely responsible for the preparation and filing of the Returns of the Tronox Group for all Post-Deconsolidation Periods that begin after the Deconsolidation Date.

SECTION 2.04    Cooperation and exchange of information.    In addition to Tronox's obligation pursuant to Section 2.03(b) hereof, Distributing, on the one hand, and Tronox, on the other, will provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Return, amended return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes or (iii) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax Authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information obtained under this Section 2.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. Distributing shall retain (or cause to be retained) all books and records with respect to Tax matters pertinent to any member of the Tronox Group relating to any Pre-Deconsolidation Period until the expiration of the relevant statutory period of limitations for the assessment of Tax, provided that Distributing shall consult with Tronox prior to destroying any such books and records and shall offer Tronox the opportunity to retain any such books and records after such date.

ARTICLE III

TAX SHARING

SECTION 3.01    Intentionally Omitted.

SECTION 3.02    Tax Sharing.

a)    Deconsolidation Payment.    Prior to the Deconsolidation Date, Tronox shall make a distribution to Distributing (the "Estimated Tax Sharing Payment") in an amount equal to the sum of the Tronox Federal Tax Liability and the Tronox Combined Tax Liability for the portion of any taxable period that includes but does not, with respect to Distributing or any other member of the Distributing Group, end on the Deconsolidation Date, in both cases as estimated by Distributing in its sole, good-faith discretion, less any prior tax sharing payments made by any member of the Tronox Group to any member of the Distributing Group in respect of estimated Tax payments made for such taxable period.

b)    Pro Forma Returns.    On the date that is five (5) business days prior to the due date for the Distributing Consolidated Group's 2005 consolidated federal income tax return, including extensions, Distributing shall deliver to Tronox a pro forma federal income tax return (the "2005 Pro Forma Federal Tax Return") of the Tronox Group reflecting the Tronox Federal Tax Liability for the portion of such taxable year in which members of the Tronox Group were included in the Distributing Consolidated Group. On the date that is five (5) business days prior to the due date for each Combined Tax Return, including extensions, for any taxable period that includes, but does not, with respect to Distributing or any member of the Distributing Group, end on the Deconsolidation Date, Distributing shall deliver to Tronox the relevant pro forma Combined Tax Return (each a "Pro Forma Combined Tax Return" and together with the 2005 Pro Forma Federal Tax Return, the "Pro Forma Returns") of the Tronox Group reflecting the relevant Tronox Combined Tax Liability for the portion of such taxable period in which members of the Tronox Group were included in the Distributing Consolidated Group with respect to such Combined Tax. Distributing shall prepare the Pro Forma Returns taking into account elections, methods of accounting and positions with respect to specific items that are consistent with those to be made by Distributing for purposes of the Federal Tax Returns and Combined Tax Returns.

c)    True-Up Payment.    On or before the later of (i) the date Distributing (or whichever member of the Distributing Group or the Tronox Group is responsible for filing such Return, if not Distributing) files its last Combined Tax Return for each taxable period that includes but, with respect to Distributing or any other member of the Distributing Group, does not end on the Deconsolidation Date or (ii) the date Distributing files its Federal Tax Return for the 2005 taxable year, Tronox shall pay to Distributing, or Distributing shall pay to Tronox, as appropriate, an amount equal to the difference, if any, between (A) the aggregate of the Tronox Federal Tax Liability and the Tronox Combined Tax Liabilities reflected on the Pro Forma Returns and (B) the Estimated Tax Sharing Payment.

d)    Tax Assets.    If a Pro Forma Return reflects a Tax Asset of a member of the Tronox Group that may under applicable law be used to reduce a Federal Tax or a Combined Tax of the Distributing Group for any Pre-Deconsolidation Period, Distributing shall pay to Tronox an amount equal to the actual Tax savings produced by such Tronox Group Tax Asset at the time such Tax savings is realized by the Distributing Group. The amount of any such Tax savings shall be an amount of any refund actually received from a Taxing Authority or the reduction in Taxes payable to a Taxing Authority as compared to the Taxes that would have been payable to a Taxing Authority in the absence of such Tronox Group Tax Asset.

SECTION 3.03    Audit Payments.

a)    Except as provided in Section 3.03(c) hereof, Tronox shall be liable for, and shall indemnify and hold harmless, any member of the Distributing Group against any and all Tronox Tax Adjustments for any Pre-Deconsolidation Period with respect to any Return of any member of the Distributing Group or the Tronox Group. Except as provided in Section 3.03(c) hereof, Tronox shall be entitled to receive, and shall be paid by Distributing, the amount of any Tronox Tax Benefit for any Pre-Deconsolidation Period with respect to any Return of any member of the Distributing Group.

b)    Distributing shall be liable for, and shall indemnify and hold harmless, any member of the Tronox Group against any and all Distributing Tax Adjustments for any Pre-Deconsolidation Period with respect to any Return of any member of the Distributing Group or the Tronox Group. Distributing shall be entitled to receive, and shall be paid by Tronox, the amount of any Distributing Tax Benefits for any Pre-Deconsolidation Period with respect to any Return of any member of the Tronox Group.

c)    Notwithstanding Section 3.03(a) hereof, Distributing shall be liable for, and shall indemnify and hold harmless, any member of the Tronox Group against any and all Claims Court Related Tax Adjustments. Notwithstanding Section 3.03(a) hereof, Distributing shall be entitled to receive, and, to the extent reflected on any Return of any member of the Tronox Group, shall be paid by Tronox, the amount of any Claims Court Related Tax Benefits. For purposes of the preceding sentence as it applies to a Claims Court Related Tax Benefit described in clause (ii) of the definition thereof, Tronox and the other members of the Tronox Group shall be deemed to use all other deductions, amortizations, exclusions from income or other allowances (to the extent that such deductions, amortizations, exclusions from income or other allowances are entitled to be used under applicable law) prior to the use of any Claims Court Related Tax Benefit in respect of which Tronox is required to pay Distributing hereunder.

d)    Notwithstanding anything herein to the contrary, for purposes of this Section 3.03, in the case of an adjustment for any Pre-Deconsolidation Period relating to any state or local income or franchise Tax that is filed on a Combined Return (other than any Combined Tax Return filed in a Combined Add-Up State), the amount of any Tronox Tax Adjustment, Tronox Tax Benefit, Distributing Tax Adjustment or Distributing Tax Benefit shall be determined on a Combined Return-by-Combined Return basis as follows:

  (i)
  Audit adjustments resulting in a net increase or net decrease in Tax liability (a "Tax Adjustment" or "Tax Benefit" respectively) shall be divided into two segments in proportion to the Distributing Group's and the Tronox Group's relative contribution, if any, to the apportionment factor relevant to such Tax Adjustment or Tax Benefit, as the case may be, with each such segment referred to as the "Distributing segment" and the "Tronox segment" for purposes of this Section 3.03(d). For purposes of this Section 3.03(d), each of the Distributing Group's and the Tronox Group's relative contribution, if any, to an apportionment factor shall be determined (by

    Distributing in good faith) (A) in a manner consistent with the past practices of Distributing and Tronox that have been used in determining apportionment factors and (B) by taking into account and giving effect to all adjustments reflected in a Final Determination with respect to the relevant state or local income or franchise Tax for the taxable period or portion thereof that is at issue. Accordingly, the apportionment factor allocation methodology will be applied to the Net Tax Liability Payable or Net Tax Refund Receivable (as defined below) in determining the total amount of the Distributing segment and the Tronox segment. For purposes of the preceding sentence, "Net Tax Liability Payable" or "Net Tax Refund Receivable" shall mean the amount specified in the Final Determination issued by the applicable state or local Taxing Authority after both giving effect to utilization of tax credits and net operating losses and taking into account any adjustments to apportionment factors, federal taxable income and state modifications to federal taxable income. In the event that the Final Determination reflects both adjustments to the overall apportionment factor and to state taxable income, the Distributing Group's and the Tronox Group's respective share, if any, of the Net Tax Liability Payable or Net Tax Refund Receivable shall be calculated as follows: (I) first, by taking the revised state Tax liability as reflected in the Final Determination (i.e., the state tax liability as originally filed (including any prior revisions) modified by all of the adjustments reflected in the Final Determination) and multiplying it by the respective Distributing Group's and Tronox Group's share of the overall apportionment factor as revised per such Final Determination in order to determine the Distributing Group's and the Tronox Group's revised share of the state Tax liability (for purposes of this calculation, the Distributing Group's and the Tronox Group's share of the revised overall apportionment factor will be a percentage determined by dividing each Group's revised individual factor by the revised overall apportionment factor); (II) second, by taking the state Tax liability prior to revision by the Final Determination and multiplying it by the respective Distributing Group's and Tronox Group's share of the overall apportionment factor prior to revision by such Final Determination in order to determine the Distributing Group's and the Tronox Group's share of the state Tax liability prior to the revisions made by such Final Determination (for purposes of this calculation, the Distributing Group's and the Tronox Group's share of the overall apportionment factor prior to its revision by the Final Determination will be a percentage determined by dividing each Group's individual factor prior to the Final Determination by the overall apportionment factor prior to its revision by the Final Determination); and (III) third, the difference between items (I) and (II) shall constitute the Distributing Group's and/or the Tronox Group's share of the Net Tax Liability Payable or the Net Tax Refund Receivable resulting from the adjustments made pursuant to the Final Determination (and thus determine the relative amounts of the Distributing segment or the Tronox segment).

  (ii)
  The Tronox Tax Adjustment or Tronox Tax Benefit shall be equal to the amount of the Tronox segment.

  (iii)
  The Distributing Tax Adjustment or Distributing Tax Benefit shall be equal to the amount of the Distributing segment.

SECTION 3.04    Restructuring Taxes and Adjustments.    The Distributing Group shall be liable for 100% of any Restructuring Tax and any Restructuring Adjustment provided that the Distributing Group's aggregate liability for such Restructuring Taxes and Restructuring Adjustments shall not exceed $17 million (after which the Tronox Group shall be liable for 100% of any Restructuring Tax and Restructuring Adjustment). If Tronox or another member of the Tronox Group is required under applicable law to pay any Restructuring Tax or Restructuring Adjustment which is the liability of the Distributing Group pursuant to this Section 3.04, Tronox shall, upon written notice to Distributing, be entitled to a payment equal to the portion of such Restructuring Tax or Restructuring Adjustment paid by Tronox or other member of the Tronox Group to the applicable Taxing Authority that is the liability of the Distributing Group pursuant to this Section 3.04. If Distributing or another member of the Distributing Group is required under applicable law to pay any Restructuring Tax or Restructuring Adjustment which is the liability of the Tronox Group pursuant to this Section 3.04, Distributing shall, upon written notice to Tronox, be entitled to a payment equal to the portion of such Restructuring Tax or Restructuring Adjustment paid by Distributing or other member of the Distributing Group to the applicable Taxing Authority that is the liability of the Tronox Group pursuant to this Section 3.04.

SECTION 3.05    Non-Income Taxes.    In the case of any Return related to Taxes (other than income or franchise Taxes) in which one or more members of the Distributing Group file with one or members of the Tronox Group (each such Return, a "Joint Return") with respect to a Pre-Deconsolidation Period, the Distributing Group shall be liable for the Taxes reflected on any such Joint Return attributable to the Distributing Business and the Tronox Group shall be liable for the Taxes reflected on such Joint Returns attributable to the Tronox Business. In the event that the portion of such Taxes attributable to a particular business cannot be determined, then the Distributing Group shall be liable for such Taxes.

SECTION 3.06    Deductions Related to Options and Restricted Stock.    For any and all taxable years ending on or after the Deconsolidation Date, Tronox shall pay to Distributing the "deemed tax benefit" attributable to all deductions Tronox is entitled to claim after the Deconsolidation Date in respect of exercises of compensatory stock options to acquire Distributing stock and the vesting of Distributing restricted stock (or dividends paid on Distributing restricted stock), in each case that are held by employees (or former employees) of any member of the Tronox Group. For purposes of the foregoing, the "deemed tax benefit" referred to in the previous sentence shall conclusively be the total amount of the available deduction for any such exercise or vesting multiplied by 36%. Tronox shall pay the "deemed tax benefit" amount to Distributing no later than the due date for filing Tronox's federal income Tax Return for the year in which any such deduction is eligible to be claimed on such Return.

ARTICLE IV

TAX CONTESTS

SECTION 4.01    Notification of Tax Contests.    The Controlling Party shall promptly notify all Interested Parties of (a) the commencement of any Tax Contest pursuant to which such Interested Parties may be required to make or entitled to receive an indemnity payment, reimbursement, tax sharing payment or other payment pursuant to this Agreement and (b) as required and specified in Section 4.04 hereof, any Final Determination made with respect to any Tax Contest pursuant to which such Interested Parties may be required to make, or entitled to receive, any indemnity payment, reimbursement, tax sharing payment or other payment pursuant to this Agreement. The failure of a Controlling Party to promptly notify any Interested Party as specified in the preceding sentence shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was actually materially prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to the Controlling Party.

SECTION 4.02    Tax Contest Settlement Rights.    The Controlling Party shall have the sole right to contest, litigate, compromise and settle any adjustment that is made or proposed in a Tax Contest without obtaining the prior consent of any Interested Party; provided, however, that, unless waived by the parties in writing, the Controlling Party shall, in connection with any proposed or assessed adjustment in a Tax Contest for which an Interested Party may be required to make, or entitled to receive, an indemnity payment, reimbursement, tax sharing payment or other payment pursuant to this Agreement (a) keep all Interested Parties informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party and (b) timely provide all such Interested Parties with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority, in each case in connection with any contest, litigation, compromise or settlement relating to any such adjustment in a Tax Contest. The failure of a Controlling Party to take any action as specified in the preceding sentence with respect to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to such Controlling Party under this Agreement except to the extent that the Interested Party was actually materially prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party. The Controlling Party may, at its sole discretion, take into account any suggestions made by an Interested Party with respect to such contest, litigation, compromise or settlement of any adjustment in a Tax Contest. All costs of any Tax Contest shall be borne by the Controlling Party; provided, however, that (x) any costs related to an Interested Party's attendance at any meeting with a Taxing Authority or hearing or proceeding before any judicial authority pursuant to Section 4.03 hereof and (y) the costs of any legal or other representatives retained by an Interested Party in connection with any Tax Contest that is subject to the provisions of this Agreement shall, in each case, be borne by such Interested Party.

SECTION 4.03    Tax Contest Participation.    Unless waived by the parties in writing, the Controlling Party shall provide an Interested Party with written notice reasonably in advance of, and such Interested Party shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any contest, litigation, compromise or settlement of any proposed or assessed adjustment that is the subject of any Tax Contest pursuant to which such Interested Party may be required to make, or entitled to receive, an indemnity payment, reimbursement, tax sharing payment or other payment pursuant to this Agreement. In addition, unless waived by the parties in writing, the Controlling Party shall provide each such Interested Party with draft copies of any correspondence or filings to be submitted to any Taxing Authority or judicial authority with respect to such adjustments for such Interested Party's review and comment. The Controlling Party shall provide such draft copies reasonably in advance of the date that they are to be submitted to the Taxing Authority or judicial authority and the Interested Party shall provide comments, if any, with respect thereto within a reasonable time before such submission. The failure of a Controlling Party to provide any notice, correspondence or filing as specified in this Section 4.03 to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was actually materially prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to the Controlling Party.

SECTION 4.04    Tax Contest Waiver.

a)    The Controlling Party shall promptly provide written notice (the "Controlling Party Notice"), sent postage prepaid by United States mail, certified mail, return receipt requested, to all Interested Parties in a Tax Contest (i) that a Final Determination has been made with respect to such Tax Contest and (ii) enumerating the amount of (A) if the Interested Party is Distributing or any member of the Distributing Group, the Distributing Tax Adjustment or Distributing Tax Benefit or (B) if the Interested Party is Tronox or any member of the Tronox Group, the Tronox Tax Adjustment or Tronox Tax Benefit.

b)    Within ninety (90) days after an Interested Party receives the notice described in Section 4.04(a) hereof from the Controlling Party, such Interested Party shall execute a written statement giving notice to the Controlling Party (i) that the Interested Party agrees with the computations set forth in the Controlling Party Notice except with respect to those adjustments computations that, in the good faith judgment of the Interested Party, it disagrees with and has specifically enumerated its disagreement with, including the amount of such disagreement, in the statement (each such disagreed computation hereinafter referred to as a "Disputed Adjustment") and (ii) that the Interested Party thereby waives its right to a determination by an Independent Third Party pursuant to Section 4.05 hereof with respect to all computations to which it agrees with its share (this statement referred to as the "Interested Party Notice"). For the avoidance of doubt, in the Interested Party Notice, the Interested Party may set forth its disagreement with the absolute amount of any adjustment set forth in the Controlling Party Notice as well as the amount of any Distributing Tax Adjustment, Distributing Tax Benefit, Tronox Tax Adjustment or Tronox Tax Benefit contained in the Controlling Party Notice. The failure of an Interested Party to provide the Interested Party Notice to the Controlling Party within the ninety (90) day period specified in the preceding sentence shall be deemed to conclusively indicate that such Interested Party agrees with the computations set forth in the Controlling Party and that such Interested Party waives its right to a determination by an Independent Third Party with respect to all such computations pursuant to Section 4.05 hereof. The Controlling Party or the Interested Party, as the case may be, shall pay as specified in Article III hereof, the amount, if any, of any Distributing Tax Adjustment, Distributing Tax Benefit, Tronox Tax Adjustment or Tronox Tax Benefit that is not a Disputed Adjustment to the appropriate party.

c)    During the ninety (90) day period immediately following the Controlling Party's receipt of the Interested Party Notice, the Controlling Party and the Interested Party shall in good faith confer with each other to resolve any disagreement over each Disputed Adjustment that was specifically enumerated in such Interested Party Notice. At the end of such ninety (90) day period, unless otherwise extended in writing by mutual consent of the parties, the Interested Party shall be deemed to agree with all Disputed Adjustments that were specifically enumerated in the Interested Party Notice and waive its right to a determination by an Independent Third Party pursuant to Section 4.05 hereof with respect to all such Disputed Adjustments unless, and to the extent that, at any time during such ninety (90) day (or extended) period, either the Controlling Party or the Interested Party has given the other party written notice that it is seeking a determination by an Independent Third Party pursuant to Section 4.05 hereof regarding the propriety of any such Disputed Adjustment. If the Disputed Adjustments are not referred to an Independent Third Party, then the Controlling Party or the Interested Party, as the case may be, shall pay as specified in Article III hereof, the amount, if any, of any Distributing Tax Adjustment, Distributing Tax Benefit, Tronox Tax Adjustment or Tronox Tax Benefit (as adjusted pursuant to any agreement between the parties reached during the ninety (90) day period described in this Section 4.04(c)) to the appropriate party.

SECTION 4.05    Tax Contest Dispute Resolution.

a)    In the event that either a Controlling Party or an Interested Party has given the other party written notice as required under Section 4.04(c) hereof that it is seeking a determination by an Independent Third Party pursuant to this Section 4.05 with respect to any Disputed Adjustment that was enumerated in an Interested Party Notice, then the parties shall, within ten (10) days after a party has received such notice, jointly select an Independent Third Party to make such determination. In the event that the parties cannot jointly agree on an Independent Third Party within such ten (10) day period, then the Controlling Party and the Interested Party shall each immediately select an Independent Third Party and the Independent Third Parties so selected by the parties shall jointly select, within ten (10) days of their selection, another Independent Third Party.

b)    In making its determination as to the propriety of any Disputed Adjustment, the Independent Third Party elected pursuant to Section 4.05(a) hereof shall assume that the Interested Party is not required or entitled under applicable law to be a member of any consolidated return. In addition, the Independent Third Party shall make its determination according to the following procedure:

        (i)    The Independent Third Party shall analyze each Disputed Adjustment for which a determination is sought pursuant to this Section 4.05 on a stand-alone basis to determine whether the actual outcome reached with respect to such Disputed Adjustment as reflected in the Final Determination of the Tax Contest was fair and appropriate taking into account the following exclusive criteria: (A) the facts relating to such adjustment, (B) the applicable law, if any, with respect to such adjustment, (C) the position of the applicable Taxing Authority with respect to compromise, settlement or litigation of such adjustment, (D) the strength of the factual and legal arguments made by the Controlling Party in reaching the outcome with respect to such adjustment as reflected in the Final Determination of the Tax Contest and (E) the strength of the factual and legal arguments being made by the Interested Party for the alternative outcome being asserted by such Interested Party (including the availability of fact, information and documentation to support such alternative outcome). Based on this analysis, the Independent Third Party shall determine what is the fair and appropriate outcome (hereinafter referred to as the "Ultimate Determination") with respect to each such adjustment.

        (ii)   The Interested Party shall only be entitled to modification of its share of a Disputed Adjustment under this Section 4.05 if either (A) the amount that would be paid by the Interested Party under the Ultimate Determination with respect to such Disputed Amount is less than 80% of the amount that would be paid by the Interested Party with respect to the Disputed Adjustment as set forth in the Controlling Party Notice or (B) the amount that would be received by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is more than 120% of the amount that the Interested Party would receive with respect to such Disputed Adjustment as set forth in the Controlling Party Notice. If an Interested Party is entitled to modification of its share of any Disputed Adjustment under the preceding sentence, the amount the Interested Party is entitled to receive, or is required to pay, as the case may be, with respect to such Disputed Adjustment shall be equal to the amount of the Ultimate Determination of such Disputed Adjustment.

c)    Any determination made or notice given by an Independent Third Party pursuant to this Section 4.05 shall be (i) in writing, (ii) made within sixty (60) days following the selection of the Independent Third Party unless such period is otherwise extended by the mutual consent of the parties and (iii) final and binding upon the parties. The costs of any Independent Third Party shall be borne equally by the parties. The Controlling Party and the Interested Party shall provide the Independent Third Party with such information or documentation as may be appropriate or necessary in order for such Independent Third Party to make the determination requested of it. Upon issuance of an Independent Third Party's notice under this Section 4.05, the Controlling Party or the Interested Party, as the case may be, shall pay as specified in Article III hereof, the amount, if any, of the Distributing Tax Adjustment, Distributing Tax

Benefit, Tronox Tax Adjustment or Tronox Tax Benefit as a determined pursuant to the provisions of this Section 4.05 to the appropriate party.

SECTION 4.06    Current Litigation.

a)    Notwithstanding anything in this Article IV or in the definitions of "Controlling Party" and "Interested Party" to the contrary, Distributing shall be the Controlling Party and Tronox shall be an Interested Party with respect to the Claims Court Litigation.

b)    Notwithstanding anything in this Article IV or in the definitions of "Controlling Party" and "Interested Party" to the contrary, for any taxable year after 1996 that is part of the Pre-Deconsolidation Date Period, if a Tax Contest involving the same or similar factual and legal issues that are at issue in the Claims Court Litigation arises, Distributing shall be the Controlling Party and Tronox shall be an Interested Party.

SECTION 4.07    Costs and Expenses.    The costs and expenses of a Controlling Party and an Interested Party in controlling or participating in (as applicable) a Tax Contest shall be borne by the party incurring such costs and expenses.

ARTICLE V

REPRESENTATIONS AND COVENANTS

SECTION 5.01    Representations.

a)    Tronox Representations.    Tronox and each member of the Tronox Group represent as of the date hereof and as of the Distribution Date that there is no plan or intention to (i) liquidate, merge or consolidate Tronox or to liquidate, merge or consolidate any member of the Tronox Group conducting an active trade or business relied upon, or to be relied upon, in connection with the Distribution, with any other person subsequent to the Distribution, (ii) sell or otherwise dispose of any assets of Tronox or any member of the Tronox Group subsequent to the Distribution other than in the ordinary course of business, (iii) unify or otherwise reclassify or recapitalize the two classes of Tronox stock (iv) take any other action inconsistent with the information and representations furnished to Covington & Burling in connection with the opinion to be delivered by Covington & Burling with respect to certain federal income tax consequences of the Distribution and (v) enter into any negotiations, agreements or arrangements with respect to transactions or events (including capital contributions, acquisitions or stock issuances, but not including the Distribution or stock issuances in connection with the performance of services by any officer, director or employee of Tronox or any member of the Tronox Group other than any officer, director or employee who owns 5% or more of any class of Tronox stock) that may cause the Distribution to be treated as part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, Tronox stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code. For purposes of determining whether any transaction may be treated as part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, Tronox stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code, Tronox stock issued on the Deconsolidation Date (and any other shares of Tronox stock issued in connection with the initial public offering of Tronox) shall be aggregated with any Tronox stock issued in connection with any such transaction or events.

b)    Distributing Representations.    Distributing represents as of the date hereof and as of the Distribution Date that there is no plan or intention to take any action inconsistent with the information and representations furnished to Covington & Burling in connection with the opinion to be delivered by Covington & Burling with respect to certain federal income tax consequences of the Distribution.

c)    Distributing and Tronox Representations.    Each of Distributing and Tronox respectively represent as of the date hereof and as of the Distribution Date that neither Distributing nor Tronox respectively (as applicable) is aware of any present plan or intention by the current shareholders of Distributing to sell, exchange, transfer by gift or otherwise dispose of any of their stock or securities in Distributing or Tronox subsequent to the Distribution.

SECTION 5.02    Covenants.

a)    Tronox Covenants.    Tronox covenants to Distributing that (i) from the date herof until the end of the two-year period following the Distribution Date, neither Tronox nor any member of the Tronox Group conducting an active trade or business relied upon in connection with the Distribution will liquidate, merge or consolidate with any other person, (ii) from the date hereof until the end of the two-year period following the Distribution Date, Tronox LLC shall not (and Tronox shall cause Tronox LLC to not) sell, exchange, distribute or otherwise dispose of more than 20% of its assets that were used directly by Tronox LLC on the Distribution Date in the active conduct of the Tronox Business, (iii) following the Deconsolidation Date, Tronox will, for a minimum of two years following the Distribution Date, continue the active conduct of the Tronox Business, (iv) Tronox will not, nor will it permit any member of the Tronox Group to, take any action inconsistent with the information and representations furnished to Covington & Burling in connection with the opinion to be delivered by Covington & Burling with respect to certain federal income tax consequences of the Distribution, (v) from the date hereof until the end of the five year period following the Distribution, Tronox will not unify or otherwise reclassify or recapitalize the two classes of Tronox stock outstanding on the Deconsolidation Date and (vi) from the date hereof until the end of the two year period following the Distribution Date, Tronox will not enter into any transaction or make any change in equity structure (including capital contributions, acquisitions, redemptions or stock issuances, but not including the Distribution or stock issuances in connection with the performance of services by any officer, director or employee of Tronox or any member of the Tronox Group other than any officer, director or employee who owns 5% or more of any class of Tronox stock) that may cause the Distribution to be treated as part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, Tronox stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code at the time of such transaction or change in equity structure. For purposes of determining whether any transaction may be treated as part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, Tronox stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code, Tronox stock issued on the Deconsolidation Date (and any other shares of Tronox stock issued in connection with the initial public offering of Tronox) shall be aggregated with any Tronox stock issued in connection with any such transaction or events.

b)    Exceptions.    Notwithstanding the foregoing covenants contained in Section 5.02(a) hereof, Tronox shall be permitted to take an action inconsistent with Section 5.02(a), if, prior to taking such action, Tronox provides notification to Distributing of its plans with respect to such action, and promptly responds to any inquiries by Distributing following such notification, and either:

  (i)    Tronox obtains a ruling with respect to the action from the Internal Revenue Service or other applicable Taxing Authority that is reasonably satisfactory to Distributing on a basis of facts and representations consistent with the facts at the time of such action, that such action will not result in the Distribution being taxable to Distributing or its shareholders, or

  (ii)    Tronox obtains an opinion reasonably acceptable to Distributing of an independent nationally recognized tax counsel acceptable to Distributing, on a basis of facts and representations consistent with the facts at the time of such action, that such action will not result in the Distribution being taxable to Distributing or its shareholders

ARTICLE VI

INDEMNITY

SECTION 6.01    Tronox Indemnity.    In addition to any Tax sharing payment required to be made by Tronox or any member of the Tronox Group pursuant to the provisions of Article III hereof, Tronox and each member of the Tronox Group will jointly and severally indemnify Distributing and the members of the Distributing Group against and hold them harmless from:

a)    except in the case of any Restructuring Tax or Restructuring Adjustment, any Tax liability of the Tronox Group which relates to a Post-Deconsolidation Period;

b)    in the case of a Restructuring Tax or Restructuring Adjustment, any Tax which is the liability of Tronox Group pursuant to Section 3.04 hereof;

c)    any Tax or other liability or damage resulting from a breach by Tronox or any member of the Tronox Group of any representation or covenant made by Tronox or any member of the Tronox Group herein; and

d)    all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (a), (b) or (c), including those incurred in the contest in good faith in appropriate proceeding relating to the imposition, assessment or assertion of any such Tax, liability or damage.

SECTION 6.02    Distributing Indemnity.    In addition to any Tax sharing payment required to be made by Distributing or any member of the Distributing Group pursuant to the provisions of Article III hereof, Distributing and each member of the Distributing Group will jointly and severally indemnify Tronox and each member of the Tronox Group against and hold them harmless from:

a)    except in the case of any Restructuring Tax or Restructuring Adjustment, any Tax liability of the Distributing Group which relates to a Post-Deconsolidation Period and any Tax liability resulting from the Distribution, other than any such liabilities described in Section 6.01(a);

b)    in the case of a Restructuring Tax or Restructuring Adjustment, any Tax which is the liability of Distributing Group pursuant to Section 3.04 hereof;

c)    any Tax liability of the Distributing Consolidated Group with respect to a Pre-Deconsolidation Period, other than Taxes, including any Tronox Tax Adjustments, for which Tronox or any member of the Tronox Group is required to reimburse Distributing pursuant to the provisions of Article III hereof;

d)    any Tax, or other liability or damage resulting from a breach by Distributing or any member of the Distributing Group of any representation or covenant made by Distributing herein; and

e)    all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (a), (b), (c) or (d), including those incurred in the contest in good faith in appropriate proceeding relating to the imposition, assessment or assertion of any such Tax, liability or damage.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.01    Tax Characterization of Payments.    For all Tax purposes, and notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or dividend distribution, as the case may be, immediately before the Deconsolidation Date and, accordingly, as not includible in the taxable income of the recipient. If any payment under this Agreement is not permitted to be so treated (because, for example, the payment relates to an event occurring after the Deconsolidation Date) or as a result of a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement is taxable to the recipient of such payment, the party making the payment shall pay to the recipient an amount equal to any increase in the income Taxes of the recipient as a result of receiving the payment (grossed up to take into account such payment, if applicable).

SECTION 7.02    Payment.    All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement shall be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate equal to            for each day until paid.

SECTION 7.03    Joint and Several Liability of Group Members.    Each member of the Distributing Group shall be jointly and severally liable for the obligations of each other member of the Distributing Group hereunder. Each member of the Tronox Group shall be jointly and severally liable for the obligations of each other member of the Tronox Group hereunder.

SECTION 7.04    Performance.    Distributing agrees and acknowledges that Distributing shall be responsible for the performance of the obligations of each member of the Distributing Group hereunder applicable to such member. Tronox agrees and acknowledges that Tronox shall be responsible for the performance by each member of the Tronox Group of the obligations hereunder applicable to such member.

SECTION 7.05    Notices.    All notices or other communications under this Agreement shall be in writing (including by telecopy) and shall be deemed to be duly given or made when delivered, or, in the case of telecopy, when received, addressed as follows or to such other address as may be hereafter notified by the respective party:

To Distributing:	Kerr-McGee Corporation Kerr-McGee Worldwide Corporation Kerr-McGee Center 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-3649 Attention: General Counsel
with a copy to:	Covington & Burling 1330 Avenue of the Americas New York, New York 10019 Facsimile: 212-841-1010 Attention: Scott F. Smith
To Tronox:	Tronox Incorporated 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-3649 Attention: Chief Executive Officer
with a copy to:	Tronox Incorporated 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-3649 Attention: General Counsel

SECTION 7.06    Governing Law.

        This Agreement shall be governed by the laws applicable to contracts entered into and to be performed within the State of New York.

SECTION 7.07    Jurisdiction.

        Each party agrees to submit itself exclusively to the personal jurisdiction of any New York court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.07.

SECTION 7.08    Waiver of jury trial.

        Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this Agreement.

SECTION 7.09    Entire Agreement.

        This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Master Separation Agreement, or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

SECTION 7.10    Assignment; Binding Effect.

        Except as otherwise set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party hereto or thereto (such consent not to be unreasonably withheld or delayed).

SECTION 7.11    Counterparts.

        This Agreement may be executed in three or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

SECTION 7.12    Severability.

        If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

SECTION 7.13    Headings.

        Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 7.14    Survival.

        Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive until the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

KERR-MCGEE CORPORATION
By
Name:
Title:
TRONOX INCORPORATED
By
Name:
Title:

[SIGNATURE PAGE TO TAX SHARING AGREEMENT]

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  EXHIBIT 10.3
ARTICLE IV TAX CONTESTS
ARTICLE V REPRESENTATIONS AND COVENANTS
ARTICLE VI INDEMNITY
ARTICLE VII MISCELLANEOUS PROVISIONS